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Exhibit 99

Media Contacts:
Brad Williams (858) 232-7319
 brad.williams@gateway.com

Ashley Wood (858) 848-3874
 ashley.wood@gateway.com

Investor Relations Contact:
Marlys Johnson (605) 232-2709
 marlys.johnson@gateway.com

GATEWAY TO NAME RODERICK SHERWOOD III
CHIEF FINANCIAL OFFICER
* * *
Former CFO Joseph Burke to Remain with Gateway as
Senior Vice President of Business Development

POWAY, Calif. (Sept. 16, 2002)—Gateway, Inc. (NYSE: GTW) announced that Roderick Sherwood III has been named senior vice president and chief financial officer. Beginning Oct. 1, 2002, Sherwood will oversee all aspects of financial management, control, reporting, planning and investor relations for Gateway.

"I'm excited to be joining Gateway in October," said Sherwood. "It's an incredibly talented and committed group of people who are transforming the company from a PC maker to a leading integrator of personalized technology solutions. My background at Chrysler, Hughes/DIRECTV and Loudcloud should be particularly useful in helping further Gateway's position as a technology leader by improving the company's growth prospects, operational efficiency and competitiveness."

Sherwood replaces Joseph Burke, who has been Gateway's chief financial officer since January 2001 when he began working at the company's San Diego headquarters. He will assume the role of senior vice president of business development for Gateway, utilizing his extensive experience within the company to support numerous growth initiatives.

Burke has been with Gateway since 1995 and has held various positions, including president of the company's retail division through mid-1999 and subsequently serving as senior vice president of business development. Under Burke's leadership, Gateway opened its first store in November 1996 and has since grown to a network of 274 retail stores serving communities across the country.

"When Joe expressed his desire to return to the East Coast to join his family, I knew it would be difficult to replace him," said Ted Waitt, Gateway's chairman and chief executive officer. "Joe has done a tremendous job of positioning the company for future growth by providing leadership while we restored health to our balance sheet and improved our cost structure.

"However, after a long search, I am confident that we found someone who can step in and help lead Gateway into the future," continued Waitt. "Rod's world-class experience will be a major asset to Gateway as we continue to focus on growth in 2002 and beyond."

A 20-year corporate operations and finance veteran, Sherwood most recently served as executive vice president and chief financial officer of Loudcloud Inc. (now Opsware, Inc.), an IT automation software and services company, where he led all financial and infrastructure operations of the company. Prior to that, his career has included executive and senior financial management positions at Chrysler Corp., Hughes Electronic Corp. and BroadStream Corp.

During his time at Chrysler, Sherwood was a key contributor in redesigning the company's vehicle development process and architected a $3 billion cost reduction program. At Hughes, Sherwood was responsible for growing the company's DIRECTV International and Spaceway broadband services business. In addition, he architected the strategic sale of a portion of DIRECTV to AT&T valued at more than $5.6 billion.

Sherwood earned a bachelor of arts degree in economics with honors from Stanford University and a masters of business administration from the Harvard Graduate School of Business.

Conference Call

Gateway will host a brief conference call on Monday, Sept. 16 at 4:45 p.m. EDT to discuss this announcement. The call will be accessible via live audio webcast at www.gateway.com or by calling (630) 395-0028. The passcode is "Gateway." A replay of the call will be available until Sept. 18 at 7 p.m. EDT by calling (402) 220-0181.

About Gateway

Gateway, Inc. (NYSE: GTW), a personal technology company, improves people's lives through a combination of the latest and best hardware, communication tools, applications, training and service, all offered with a custom financing package. The company takes a localized approach, utilizing its Web site, call centers and nationwide network of Gateway retail stores to build direct relationships with consumers, small and medium businesses and government and education institutions. In 2001, Gateway's products and services received more than 45 awards and accolades and the company was ranked number one in repurchase brand loyalty for PCs(1). For more information, visit Gateway's Web site at www.gateway.com.

(1)
Source: MetaFacts Technology User Profile, 2001 Annual Edition. Based on a survey of 6,799 home PC owners.

Special Note

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not materialize or prove incorrect based on changes in plans or otherwise, could cause Gateway's results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including any statements of plans, strategies and objectives of management for future operations; and any statements of belief and any statement of assumptions underlying any of the foregoing. The Company assumes no obligation to update these forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

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GATEWAY TO NAME RODERICK SHERWOOD III CHIEF FINANCIAL OFFICER * * * Former CFO Joseph Burke to Remain with Gateway as Senior Vice President of Business Development